SCHEDULE 14A
 (RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
 THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐          Preliminary Proxy Statement

☐          Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐          Definitive Proxy Statement

☐          Definitive Additional Materials

☒          Soliciting Material Under Rule 14a-12

CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in Its Charter)

WINTERGREEN FUND, INC. WINTERGREEN PARTNERS FUND, LP WINTERGREEN PARTNERS OFFSHORE MASTER FUND, LTD. WINTERGREEN ADVISERS, LLC DAVID J. WINTERS ELIZABETH N. COHERNOUR EVAN H. HO EDWARD W. POLLOCK
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials:

 ☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Wintergreen Advisers, LLC and the other Participants named herein intend to file a preliminary proxy statement and accompanying proxy card with the SEC to be used to solicit votes for the election of its slate of highly-qualified director nominees at Consolidated-Tomoka Land Co.'s (the "Company") 2017 annual meeting of shareholders.

WINTERGREEN ADVISERS, LLC STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The "Participants" in the proxy solicitation are Wintergreen Fund, Inc., Wintergreen Partners Fund, LP, Wintergreen Partners Offshore Master Fund, Ltd., Wintergreen Advisers, LLC, David J. Winters, Elizabeth N. Cohernour, Evan H. Ho and Edward W. Pollock.

The following press release was issued by Wintergreen Advisers, LLC on March 8, 2017.

Wintergreen Advisers Cites Complete Victory in Settlement
with Consolidated-Tomoka Land

March 08, 2017 03:24 PM Eastern Standard Time

MOUNTAIN LAKES, NJ – On March 6, 2017, Wintergreen Advisers, LLC ("Wintergreen") and Consolidated-Tomoka Land Co. ("CTO", NYSE: CTO) and its directors (collectively, the "Defendants") entered into a settlement agreement whereby CTO shareholders will be permitted to vote on Wintergreen's nominees to CTO's Board of Directors at CTO's 2017 Annual Meeting.  This is exactly the relief Wintergreen requested in its complaint against the Defendants and Wintergreen views the settlement as a complete victory, both for itself and for all CTO shareholders.

Wintergreen serves as investment adviser to clients who have collectively owned more than 10% of CTO's shares since 2006 and who currently own more than 27.1% of CTO's shares.  In November of 2016, Wintergreen notified CTO of its nomination of four individuals to serve on CTO's Board and to be voted on by shareholders.  Rather than engage Wintergreen on the merits, CTO sought to reject Wintergreen's right to nominate directors, effectively taking away the ability of CTO shareholders to choose their own directors.  Although Wintergreen attempted in good faith to negotiate with CTO, ultimately Wintergreen was forced to defend its shareholder rights in court.

Wintergreen's Chief Operating Officer Liz Cohernour issued the following statement on behalf of Wintergreen:

"We are extremely pleased to have vindicated our rights as shareholders of CTO and are looking forward to presenting our vision for the future of CTO directly to shareholders and providing them with a real choice at the 2017 Annual Meeting.  We believe that our nominees have the expertise and experience to unlock significant unrealized shareholder value in the Company while also implementing sound corporate governance and compensation policies that will benefit shareholders, not senior management.  It is a shame the current board has sought to limit the right of CTO's shareholders to choose their board representatives, arguably a shareholder's most important right, in order to stay in power.  This is not an isolated incident and represents yet another example of existing management putting their own interests before those of shareholders. In addition to making our case forcefully to fellow CTO shareholders, we look forward to holding CTO and its directors accountable."

About Wintergreen Advisers

Established in 2005 by Liz Cohernour and David J. Winters, Wintergreen is an independent global money manager that employs a research-driven value style in managing global securities. As of December 31, 2016, Wintergreen Advisers had approximately $540 million under management on behalf of individuals and institutions through its mutual fund and other clients, and is based in Mountain Lakes, New Jersey.

For further information on Wintergreen Advisers, please call 973-263-4500 or visit www.wintergreenadvisers.com. For information, forms and documents regarding our U.S. mutual fund, please visit www.wintergreenfund.com.

For more information:

John McInerney
Makovsky
jmcinerney@makovsky.com
(212) 508-9628

Wintergreen Advisers, LLC
973-263-4500
press@wintergreenadvisers.com
Follow Wintergreen Advisers on Twitter: @WintergreenAdv